PROSPECTUS SUPPLEMENT

(To the Prospectus dated May 28, 2019)

Filed pursuant to Rule 424(b)(3)

Registration No. 333-231586

BTCS INC.

PROSPECTUS SUPPLEMENT

4,374,741 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated May 28, 2019, or the Prospectus, and relates to the sale of shares of our common stock by the selling shareholder identified in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The common stock sold under the Prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

As of August 27, 2019, BTCS, Inc. (the “Company”) has issued all 4,374,741 registered shares of common stock to the selling stockholder in accordance with the Equity Line Purchase Agreement and Registration Rights Agreement. The Company received $1,158,639 in connection with the sales.

The date of this prospectus supplement is August 28, 2019